Exhibit 99.1





                        ASSETS                          Restated	Restated
                                                 	Unaudited    	Audited
                                                         9/30/05     	12/31/04
							-----------	-----------

   CURRENT ASSETS:
Cash                                                    $   203,724	$   556,593
Accounts receivable                                       1,519,526	  1,533,969
Prepaid expenses                                             37,048	    186,306
Investment in Century Innovations                           108,469	    108,469
							-----------	-----------
   TOTAL CURRENT ASSETS                                 $ 1,868,767	$ 2,385,337

Property and Equipment, net of accumulated
   depreciation                                             995,543	    681,346

   OTHER ASSETS:

Asset held for sale (see notes)                                   -	  1,015,014
Website assets, net of amortization                           4,520	      4,520
Deposits                                                     20,249	     25,399
Goodwill                                                  1,692,782	  1,692,782
							-----------	-----------
   TOTAL OTHER ASSETS                                     1,717,551	  2,737,715

TOTAL ASSETS                                            $ 4,581,861	$ 5,804,398
                                                        ===========     ===========

         LIABILITIES AND STOCKHOLDERS' EQUITY

                                                         9/30/05     	12/31/04
   CURRENT LIABILITIES:
Accounts payable                                        $    81,211	$   135,533
Accrued expenses                                          1,383,272	  1,390,880
Notes payable, related party                                 21,000	     60,038
Short term notes payable                                    265,101	    121,742
Convertible debt, net of current portion                    867,761	    241,111
Derivative liability                                        888,509	  2,408,178
Warrant liability                                           507,977	  1,785,877
Current portion of long-term notes payable                        -	    116,207
							-----------	-----------
   TOTAL CURRENT LIABILITIES                            $ 4,014,831	$ 6,259,566

  LONG-TERM DEBT

Long-term notes payable, net of current portion             278,178	    103,548
							-----------	-----------
  TOTAL LONG-TERM DEBT                                      278,178	    103,548

  TOTAL LIABILITIES                                       4,293,009	  6,363,114

   STOCKHOLDERS' EQUITY:
  Common stock:
Common stock, $0.001 par value, 200,000,000
  shares authorized; 17,232,290 and 16,257,290
  shares issued, 17,111,457 and 16,161,457
  outstanding at September 30, 005 and December
  31, 2004, respectively				    160,825	    159,875
  Additional paid-in capital-common stock                11,503,345	 11,029,295
   Preferred stock Series B:
Preferred stock, $0.001 par value, 10,000,000
shares authorized; 508,500 Series B shares
issued and outstanding at December 31, 2004                     506		506
  Additional paid-in capital-preferred Series B             481,994	    481,994
  Subscriptions receivable                                 (475,000)	   (119,063)
  Treasury stock, at cost; 95,833 at December 31, 2004     (134,388)	   (134,388)
  Accumulated deficit                                   (11,248,431)	(11,976,936)
							-----------	-----------
TOTAL STOCKHOLDERS' EQUITY                                  288,852	   (558,716)
							-----------	-----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              $ 4,581,861	$ 5,804,398
                                                        ===========     ===========


The accompanying notes to the financial statements should be read in conjunction with the above financial statements.



					F-1




                              			Unaudited   	Unaudited    	Unaudited	Unaudited
                                   		FOR THE		FOR THE      	FOR THE      	FOR THE
                               			3 MONTHS ENDED  3 MONTHS ENDED  9 MONTHS ENDED	9 MONTHS ENDED
                                   		9/30/05	        9/30/04	        9/30/04		9/30/05
						Restated					Restated
						--------------	--------------	--------------	--------------


REVENUE                             		$    2,365,454  $    2,101,033	$    6,380,488  $    6,864,011

COST OF GOODS SOLD                   		     2,127,257       1,663,996	     5,091,217       5,718,341
						--------------	--------------	--------------	--------------
GROSS PROFIT                           		       238,197         437,037	     1,289,271       1,145,670

EXPENSES:
Selling, general and administrative   		$      560,697  $      371,393	$    1,014,082  $    1,409,080
Depreciation                            		44,888          85,646	       256,133         131,885
						--------------	--------------	--------------	--------------
TOTAL EXPENSES                         		       605,585         457,039	     1,270,215       1,540,965

OPERATING INCOME                    		      (367,388)        (20,002)		19,056        (395,295)

OTHER INCOME (EXPENSE):
Interest income                            		   281              61		   466             610
Forgiveness of debt                          		     -          54,039	        54,039           2,962
Other income                             		 3,000           3,250		 5,435           6,382
Interest expense                       		       (81,362)        (20,697)	       (68,765)       (263,125)
Other Income(Expense) from convertible		       228,269               -		     -       2,863,902
Interest (expense) from convertible   		      (160,725)              -		     -        (483,100)
Other income                                 		     -               -		 2,699              -
						--------------	--------------	--------------	--------------
TOTAL OTHER INCOME                    		       (10,537)         36,653		(6,126)      2,127,631

NET INCOME (LOSS)                   		$     (377,925) $	16,651	$	12,930  $    1,732,336

BASIC WEIGHTED AVERAGE NUMBER
OF COMMON SHARES OUTSTANDING        		    17,207,290      15,944,790	    15,510,066      17,099,415

DILUTED WEIGHTED AVERAGE NUMBER
OF COMMON SHARES OUTSTANDING        		    28,617,290      15,944,790	    15,510,066      28,390,550

BASIC NET INCOME PER SHARE            		$	 (0.02) $	 0.001  $	 0.001  $	  0.10

DILUTED NET INCOME PER SHARE          		$	 (0.01) $	 0.001  $	 0.001  $	  0.06



The accompanying notes to the financial statements

should be read in conjunction with the above financial statements.



					F-2




                                          		  Unaudited
                                    		   For the 9 months ended
                                       		     9/30/05	       9/30/04
						    Restated
						-----------------   ----------

Restated
Cash Flows From Operating Activities:
Net income                                      $	1,732,336   $   12,930
Adjustments to reconcile net income to net
cash provided by operating activities:
    Issued for services                                         -       44,000
Depreciation and amortization                             131,885      256,132
 (Decrease) in asset held for sale                      1,015,014            -
 Distribution of asset held for sale                   (1,003,831)           -
(Increase) Decrease in accounts receivable      	   14,443     (212,093)
Increase in inventory                                           -        1,946
Increase in prepaid expenses                              188,295      (46,326)
Increase in deposits                                        5,150       23,492
Decrease in accounts payable                              (54,322)     (49,595)
Decrease in accrued expenses                               (7,608)      60,629
						-----------------   ----------
Net cash used by operating activities           $	2,021,362   $	91,115

Cash Flows From Investing Activities:
(Increase) Decrease in notes receivable                         -      167,294
Purchase of property and equipment                       (485,119)     (12,897)
						-----------------   ----------
Net cash used by investing activities                    (485,119)     154,397

Cash Flows From Financing Activities:
Increase in notes payable                                 201,782     (341,121)
Increase (Decrease) in related party payable  		  (39,038)           -
Increase (Decrease) in convertible debt                   626,650            -
Increase (Decrease) in stock subscriptions   		  119,063            -
Cash in distributed subsidiary                                  -       10,661
Issuance of common stock                                        -      100,306
Change in warrant liability                            (1,277,900)           -
Change in derivative liability                         (1,519,669)           -
(Decrease) Increase in line of credit                           -   	(3,948)
						-----------------   ----------
Net cash provided by financing activities              (1,889,112)    (234,102)
						-----------------   -----------
Net Increase in Cash                                     (352,869)      11,410

Balance, Beginning                                        556,593      122,891
						-----------------   ----------
Balance, Ending                                 $	  203,724   $  134,301
                                                =================   ==========

Interest Paid                                   $	  263,125   $	68,765
Taxes Paid                                      $		-   $	     -





The accompanying notes to the financial statements should be read in conjunction with the above financial statements.



				F-3





                         DATASCENSION, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - HISTORY AND ORGANIZATION OF THE COMPANY

Datascension, Inc. (formerly known as Nutek, Inc.) was incorporated in August 1991 under the laws of the State of Nevada as Nutek, Inc. (the "Company") and is engaged in the market research industry.

Datascension International, Inc. and related assets were purchased on September 27, 2001 for $2,200,000 using company shares at fair market value. Datascension International, Inc. is a data solutions company representing a unique expertise in the collecting, storage, processing, and interpretation of data. During 2002, Datascension International, Inc. expanded operations into Costa Rica.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting
The Company's policy is to prepare the financial statements on the accrual basis of accounting. The fiscal year end is December 31.

Cash and Cash Equivalents
Cash and cash equivalents consist of highly liquid investments with maturities of three months or less when purchased.

Net Income Per Share

Basic net income per share is computed using the weighted average number of shares of common stock outstanding for the period end. The net income (loss) for the period end is divided by the weighted average number of shares outstanding for that period to arrive at net income per share.

Diluted net income per share reflects the potential dilution that could occur if the securities or other contracts to issue common stock were exercised or converted into common stock.

In the opinion of management, all adjustments necessary in order to make the financial position, results of operations and changes in financial position at September 30, 2005, and for all periods resented not misleading have been made. The results of operations for the period ended September 30, 2005 are not necessarily an indication of operating results to be expected for the full year ending December 31, 2005.

Convertible Debt Financing and Derivative Liabilities

In accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended ("SFAS 133"), the holder's conversion right provision, interest rate adjustment provision, liquidated damages clause, cash premium option, and the redemption option (collectively, the debt features) contained in the terms governing the Notes are not clearly and closely related to the characteristics of the Notes. Accordingly, the features qualified as embedded derivative instruments at issuance and, because they do not qualify for any scope exception within SFAS 133, they were required by SFAS 133 to be accounted for separately from the debt instrument and recorded as derivative financial instruments.

During the year ended December 31, 2004, we recorded an other expense item of $2,489,116, of which, $1,639,953 (expense) and $849,163 (expense) related to the debt features and warrants, respectively, to reflect the change in fair value of the derivative liability. During the year ended December 31, 2003, there was no income or expense items related to convertible debt as there was none outstanding.

During the nine months ended September 30, 2005, we recorded an other income item of $2,863,902, of which, $1,529,217 (income) and $1,334,685 (income) related to the debt features and warrants, respectively, to reflect the change in fair value of the derivative liability. During the nine months ended September 30, 2004, there was no income or expense items related to convertible debt as there was none outstanding.

At each balance sheet date, we adjust the derivative financial instruments to their estimated fair value and analyze the instruments to determine their classification as a liability or equity. As of December 31, 2004, the estimated fair value of our derivative liability was $2.41 million, as well as a warrant liability of $1.79 million. As of December 31, 2003, there was no asset or liability related to convertible debt. The estimated fair value of the debt features was determined using the probability weighted averaged expected cash flows / Lattice Model. The model uses several assumptions including: historical stock price volatility (utilizing a rolling 120 day period), risk-free interest rate (3.50%), remaining maturity, and the closing price of the Company's common stock to determine estimated fair value of the derivative asset. In valuing the debt features at December 31, 2004, the company used the closing price of $0.65 and the exercise price of $0.30. For the year ended December 31, 2004, due in part to an increase in the market value of the Company's common stock to $0.65 from $0.40 at issuance, the Company recorded an "other expense" item on the consolidated statement of operations for the change in fair value of $1,639,953. At December 31, 2004, the estimated fair value of the debt features was approximately $2,408,178. For the nine months ended September 30, 2005, the estimated value of the company's debt features decreased to $888,509, thus the company recorded an "other income" item on the consolidated statement of operations for the change in fair value of the debt features of $1,529,217 for the nine months ended September 30, 2005.



NOTE 3 - PROPERTY AND EQUIPMENT

 Property and equipment are made up of the following as of September
30, 2005:

 Equipment and machinery              $  472,500
 Office equipment                      1,068,138
 Leasehold improvements                    9,959
 Accumulated depreciation               (555,053)
                                      ----------
                                      $  995,543

The company purchased predictive dialers for a total cost of $125,000 during the three months ended June 30, 2005.

NOTE 4 - NOTES PAYABLE


NOTES PAYABLE - $1,875,000, NOVEMBER 2004

In November 2004, the Company issued $1,875,000 in principal amount of Notes to third parties. As part of the financing transaction, the Company issued warrants to purchase 3,125,000 shares of common stock at a per share purchase price of $0.30 per share.

The Notes accrue interest at a rate of prime + 3% per annum. The Notes are due and payable in November 2007. After a thorough review of the terms of the note and respective covenants, the company has determined the more conservative method of including the entire debt as a current liability on the balance sheet. The convertible note and warrant documents were filed in an 8-K by the Company on November 23, 2004. The Note was entered into pursuant to the terms of a subscription agreement between the Company and the Holder, which was also included in the 8-K filed on November 23, 2004.

Interest payable on this Note shall accrue at the "prime rate" published in The Wall Street Journal from time to time, plus three percent (3%). The Interest Rate shall not be less than eight percent (8%). Interest shall be calculated on a 360 day year. Interest on the Principal Amount shall be payable monthly, commencing 120 days from the closing and on the first day of each consecutive calendar month thereafter (each, a "Repayment Date") and on the Maturity Date.

Amortizing payments of the outstanding Principal Amount of this Note shall commence on the first (1st) Repayment Date and shall recur on each succeeding Repayment Date thereafter until the Principal Amount has been repaid in full. On each Repayment Date, the Company should make payments to the Holder in the amount of one- thirty-second (1/32nd) of the initial Principal Amount (the "Monthly Principal Amount"), together with any accrued and unpaid interest plus any and all other amounts which are then owing under this Note that have not been paid (the Monthly Principal Amount, together with such accrued and unpaid interest and such other amounts, collectively, the "Monthly Amount"). Any Principal Amount that remains outstanding on the Maturity Date shall be due and payable upon maturity.

Following the occurrence and during the continuance of an Event of Default (as discussed in the Note), the annual interest rate on the Note shall automatically be increased by two percent (2%) per month until such Event of Default is cured.

The Holder shall convert into shares of Common Stock all at the Fixed Conversion Price or the maximum portion of the Monthly Amount due on each Repayment Date provided that the average closing price of the Common Stock for the twenty (20) consecutive trading days immediately preceding such Repayment Date shall be greater than or equal to 15% above the Fixed Conversion Price ("Conversion Criterion"). The Monthly Amount due on a Repayment Date that is not converted shall be paid by the Company (i) in cash at the rate of 104% of such Monthly Amount otherwise due, or (ii) in registered, unlegended, free- trading Common Stock at an applied conversion rate equal to eighty-five percent (85%) of the average of the five (5) lowest closing bid prices for the preceding twenty (20) trading days.

The Notes also provide for liquidated damages on the occurrence of several events.

As compensation to the Subscriber, the Company agrees to pay (as liquidated damages and not as a penalty) $100 per business day after the Delivery Date for each $10,000 of Note principal amount being converted of the corresponding Shares which are not timely delivered.

An additional liquidating damages provision states that if the Company fails to deliver to the Subscriber such shares issuable upon conversion of a Note by the Delivery Date and if seven (7) business days after the Delivery Date the Subscriber purchases shares of Common Stock to deliver in satisfaction of a sale by such Subscriber of the Common Stock which the Subscriber was entitled to receive upon such conversion (a "BUY-IN"), then the Company shall pay in cash to the Subscriber (in addition to any remedies available to or elected by the Subscriber) the amount by which (A) the Subscriber's total purchase price for the shares of Common Stock so purchased exceeds (B) the aggregate principal and/or interest amount of the Note for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if the Subscriber purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 of note principal and/or interest, the Company shall be required to pay the Subscriber $1,000, plus interest. The Subscriber shall provide the Company written notice indicating the amounts payable to the Subscriber in respect of the Buy-In.

Additionally, if the Company is unable to deliver to the holder of Registrable Securities, then as Liquidated Damages, an amount equal to two percent (2%) for each thirty (30) days or part thereof, thereafter of the Purchase Price of the Notes remaining unconverted and purchase price of Shares issued upon conversion of the Notes. The Company must pay the Liquidated Damages in cash or an amount equal to two hundred percent of such cash Liquidated Damages if paid in additional shares of registered unlegended free-trading shares of Common Stock. Such Common Stock shall be valued at a per share value equal to 85% of the average of the five (5) lowest closing bid prices of the Common Stock for the twenty (20) trading days preceding the first day of each thirty (30) day or shorter period for which Liquidated Damages are payable. As of September 30, 2005, no liquidating damages have been incurred by the company.

Redemption Option - The Company will have the option of prepaying the outstanding Principal Amount ("Optional Redemption"), in whole or in part, by paying to the Holder a sum of money equal to one hundred twenty percent (120%) of the Principal Amount to be redeemed, together with accrued but unpaid interest thereon

Debt features. The Holder shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding Principal Amount of this Note, together with interest and fees due hereon, into shares of Common Stock.

The $1,875,000 in proceeds from the financing transaction were allocated to the debt features and to the warrants based upon their fair values. After the latter allocations, there was $170,061 of remaining value to be allocated to the Note on the financial statements.

The debt discount is being accreted using the effective interest method over the term of the note.

The value of the discount on the converted notes on the books is being accreted over the term of the note (three years). For the years ended December 31, 2004 and 2003, the Company accreted $52,300 and $0, respectively, of debt discount related to the Notes. For the nine months ended September 30, 2005, the Company accreted $457,360 of the debt discount related to these Notes.

WARRANTS ISSUED

The estimated fair value of the 3,125,000 warrants at issuance (11/11/2004) was $936,714 and has been classified as a derivative instrument and recorded as a liability on the Company's balance sheet in accordance with current authoritative guidance. The estimated fair value of the warrants was determined using the Black-Scholes option-pricing model with a closing price of $0.40, an exercise price of $0.30, a 5.0 year term, and a volatility factor of 89%. The model uses several assumptions including: historical stock price volatility (utilizing a rolling 120 day period), risk-free interest rate (3.50%), remaining maturity, and the closing price of the Company's common stock to determine estimated fair value of the derivative liability. In valuing the warrants at December 31, 2004, the company used the closing price of $0.65, the exercise price of $0.30, a 4.88 year remaining term, and a volatility of 116% In accordance with the provisions of SFAS No. 133, Accounting for
Derivative Instruments, the Company is required to adjust the carrying value of the instrument to its fair value at each balance sheet date and recognize any change since the prior balance sheet date as a component of Other Income (Expense). The warrant derivative liability at December 31, 2004, had increased to a fair value of $1,785,877, due in part to an increase in the market value of the Company's common stock to $0.65 from $0.40 at issuance, which resulted in an "other expense" item of $849,163 on the Company's books. For the nine months ended September 30, 2005, the warrant derivative liability had decreased to a value of $474,525, due in part to a decrease in the market value of the Company's common stock to $0.40 from $0.65 at December 31, 2004, which resulted in an "other income" item of $1,311,352 for the nine months ended September 30, 2005. The company used a closing price of $0.32, an exercise price of $0.30, a 4.13 years remaining term, and a 54% volatility factor.

The recorded value of such warrants can fluctuate significantly based on fluctuations in the market value of the underlying securities of the issuer of the warrants, as well as in the volatility of the stock price during the term used for observation and the term remaining for the warrants.

In accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended ("SFAS 133"), the debt features provision (collectively, the features) contained in the terms governing the Notes are not clearly and closely related to the characteristics of the Notes. Accordingly, the features qualified as embedded derivative instruments at issuance and, because they do not qualify for any scope exception within SFAS 133, they were required by SFAS 133 to be accounted for separately from the debt instrument and recorded as derivative financial instruments.

DEBT FEATURES

Pursuant to the terms of the Notes, these notes are convertible at the option of the holder, at anytime on or prior to maturity. There is an additional interest rate adjustment feature, a liquidated damages clause, a cash premium option, as well as the redemption option. The debt features represents an embedded derivative that is required to be accounted for apart from the underlying Notes. At issuance of the Notes (11/11/2004), the debt features had an estimated initial fair value of $768,225, which was recorded as a discount to the Notes and a derivative liability on the consolidated balance sheet. In subsequent periods, if the price of the security changes, the embedded derivative financial instrument related to the debt features will be adjusted to the fair value with the corresponding charge or credit to other expense or income. The estimated fair value of the debt features was determined using the probability weighted averaged expected cash flows / Lattice Model with a closing price of $0.40, an exercise price of $0.30, a 3.0 year term, and a volatility factor of 89%. The model uses several assumptions including: historical stock price volatility (utilizing a rolling 120 day period), risk-free interest rate (3.50%), remaining maturity, and the closing price of the Company's common stock to determine estimated fair value of the derivative liability. In valuing the debt features at December 31, 2004, the company used the closing price of $0.65 and the exercise price of $0.30, 2.88 year remaining term, and a volatility of 116%. For the year ended December 31, 2004, due in part to an increase in the market value of the Company's common stock to $0.65 from $0.40 at issuance, the Company recorded an "other expense" on the consolidated statement of operations for the change in fair value of the debt features of approximately $1,639,953. At December 31, 2004, the estimated fair value of the debt features was approximately $2,408,178. For the nine months ended September 30, 2005, the estimated value of the debt features decreased to $868,156, thus the company recorded an "other income" item on the consolidated statement of operations for the change in fair value of the debt features related to these notes of $1,540,022 for the nine months ended September 30, 2005. The company used a closing price of $0.32, an exercise price of $0.272, a 2.13 years remaining term, and a 54% volatility factor.

The recorded value of the debt features related to the Notes can fluctuate significantly based on fluctuations in the fair value of the Company's common stock, as well as in the volatility of the stock price during the term used for observation and the term remaining for the warrants.

Pursuant to the terms of the Notes, the Company has the option of prepaying the outstanding Principal Amount in whole or in part, by paying to the Holder a sum of money equal to one hundred twenty percent (120%) of the Principal Amount to be redeemed, together with accrued but unpaid interest thereon and any and all other sums due.

Because the terms of the 2004 convertible note require such classification, the accounting rules required additional convertible notes and non-employee warrants to also be classified as liabilities, regardless of the terms of the new notes and / or warrants. This presumption has been made due to the company no longer having the control to physical or net share settle subsequent convertible instruments because it is tainted by the terms of the 2004 convertible notes. Were the 2004 convertible notes to not have contained those terms or even if the 2004 transaction were not entered into, it could have altered the treatment of the March 31, 2005 notes and the conversion features of the latter agreement may have resulted in a different accounting treatment from the liability classification. The March 31, 2005 note, as well as any subsequent convertible notes or warrants, will be treated as derivative liabilities until all such provisions are settled.

NOTES PAYABLE - $125,000, MARCH 2005

In March 2005, the Company issued $125,000 in principal amount of Notes to third parties. As part of the financing transaction, the Company issued warrants to purchase 300,000 shares of common stock at a per share purchase price of $0.50 per share. The Warrants shall be exercisable until five (5) years after the Issue Date of the Warrants.

The Notes accrue interest at a rate 12% per annum. The Notes are due and payable in March 2007. After a thorough review of the terms of the note and respective covenants, the company has determined the more conservative method of including the entire debt as a current liability on the balance sheet.

Interest shall be calculated on the basis of a 360 day year. Interest on the Principal Amount shall be payable monthly, in arrears, commencing the first day of the month after 120 days from the closing and on the first day of each consecutive calendar month thereafter (each, a "Repayment Date") and on the Maturity Date, whether by acceleration or otherwise.

Redemption Option - The Company will have the option of prepaying the outstanding Principal Amount ("Optional Redemption"), in whole or in part, by paying to the Holder a sum of money equal to one hundred twenty percent (120%) of the Principal Amount to be redeemed, together with accrued but unpaid interest thereon

Holder's Conversion Rights. The Holder shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding Principal Amount of this Note, together with interest and fees due hereon, into shares of Common Stock.

The $125,000 in proceeds from the financing transaction were allocated to the conversion option, call option and to the warrants based upon their fair values. After the latter allocations, the company allocated $58,667 to the carrying value of the debt. That debt discount is being accreted using the effective interest method over the term of the note.

The value of the discount on the converted notes on the books is being accreted over the term of the note (three years). For the nine months ended September 30, 2005, the Company accreted $25,740 of the debt discount related to these Notes.

WARRANTS ISSUED

The estimated fair value of the 300,000 warrants at issuance (3/31/2005) was $56,785 and has been classified as a derivative instrument and recorded as a liability on the Company's balance sheet in accordance with current authoritative guidance. The estimated fair value of the warrants was determined using the Black-Scholes option-pricing model. The model uses several assumptions including: historical stock price volatility (utilizing a rolling 120 day period), risk-free interest rate (3.50%), remaining maturity, and the closing price of the Company's common stock to determine estimated fair value of the derivative liability. In valuing the warrants at March 31, 2005, the company used the closing price of $0.50, the exercise price of $0.50, a 5 year term, and a 37% volatility factor. In accordance with the provisions of SFAS No. 133, Accounting for Derivative Instruments, the Company is required to adjust the carrying value of the instrument to its fair value at each balance sheet date and recognize any change since the prior balance sheet date as a component of Other Income (Expense). For the nine months ended September 30, 2005, the warrant liability had decreased to a value of $33,452, due in part to a decrease in the market value of the Company's common stock to $0.32 from $0.50 at March 31, 2005, which resulted in an "other income" item of $23,333. The company used a closing price of $0.32, an exercise price of $0.50, a 4.50 year remaining term, and a 54% volatility factor.

The recorded value of such warrants can fluctuate significantly based on fluctuations in the market value of the underlying securities of the issuer of the warrants, as well as in the volatility of the stock price during the term used for observation and the term remaining for the warrants.

In accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended ("SFAS 133"), the holder's conversion right provision, interest rate adjustment provision, liquidated damages clause, cash premium option, and the redemption option (collectively, the debt features) contained in the terms governing the Notes are not clearly and closely related to the characteristics of the Notes. Accordingly, the debt features qualified as embedded derivative instruments at issuance and, because they do not qualify for any scope exception within SFAS 133, they were required by SFAS 133 to be accounted for separately from the debt instrument and recorded as derivative financial instruments.

DEBT FEATURES

Pursuant to the terms of the Notes, these notes are convertible at the option of the holder, at anytime on or prior to maturity. There is an additional interest rate adjustment feature, a liquidated damages clause, a cash premium option, and the redemption option. The debt features represents an embedded derivative that is required to be accounted for apart from the underlying Notes. At issuance of the Notes (3/31/05), the debt features had an estimated initial fair value of $9,548, which was recorded as a discount to the Notes and a derivative liability on the consolidated balance sheet. In subsequent periods, if the price of the security changes, the embedded derivative financial instrument related to the debt features will be adjusted to fair value with the corresponding charge or credit to other expense or income. The estimated fair value of the debt features was determined using the probability weighted averaged expected cash flows / Lattice Model. The model uses several assumptions including: historical stock price volatility (utilizing a rolling 120 day period), risk-free interest rate (3.50%), remaining maturity, and the closing price of the Company's common stock to determine estimated fair value of the derivative liability. In valuing the debt features at March 31, 2005, the company used the closing price of $0.50, the exercise price of $0.50, a 2.0 year term, and a 37% volatility factor. For the nine months ended September 30, 2005, the estimated value of the debt features increased to $20,353, thus the company recorded an "other expense" item on the consolidated statement of operations for the change in fair value of the debt features of $10,805. The company used a closing price of $0.32, an exercise price of $0.50, a
1.50 year remaining term, and a 54% volatility factor.

The recorded value of the debt features related to the Notes can fluctuate significantly based on fluctuations in the fair value of the Company's common stock, as well as in the volatility of the stock price during the term used for observation and the term remaining for the warrants.

The significant fluctuations can create significant income and expense items on the financial statements of the company.

For the nine months ended September 30, 2005, we recorded an other income item of $2,863,902, of which $1,540,022 of other income related to the decrease in value of the debt features on the $1.875 million convertible note, $1,311,352 of other income related to the decrease in warrant liability related to the warrants granted in November 2004 to the holder's of the $1.875 million convertible note, $23,333 of other income item related to the decrease in warrant liability on the warrants granted to the holders of the March 2005 $125,000 convertible note, and finally $10,805 of other expense related to an increase in value of the derivative liability related to the debt features of the March 2005 $125,000 convertible note. A tabular reconciliation of this adjustment follows:

For the nine months ended September 30, 2005:

  $1,540,022 income, decrease in value of 2004 derivative liability
   1,311,352 income, decrease in value of 2004 warrant liability
     (10,805) expense, increase in 2005 derivative liability
      23,333 income, decrease in value of 2005 warrant liability
   ----------
  $2,863,902 other income related to convertible debt


For the nine months ended September 30, 2005, the company recorded $483,100 of interest expense related to the accretion of debt related to the convertible financing.

For the nine months ended September 30, 2005:
     $457,360  of  interest  expense  related  to  accretion of 2004
	       convertible debt
       25,740  of interest expense related  to accretion of 2005
	       convertible debt
     --------
     $483,100  of interest expense related to convertible debt


NOTES PAYABLE - $200,000, MAY 2005

On May 18, 2005, the company received $200,000 in the form of a promissory note at 12% per year. The note does not specify a term for when it is due.

The balance of the carrying value of the convertible debt as of September 30, 2005 is:


$  241,111  December 31, 2004 value
   457,360  accretion of 2004 convertible debt
    58,667  original carrying value on 2005 convertible debt
    25,740  accretion of 2005 convertible debt
    84,883  interest accrual on loan minus payments of interest
  --------
$  867,761  September 30, 2005 carrying value of debt


The balance of the carrying value of the derivative liability as of September 30, 2005 is:


$2,408,178  December 31, 2004 value of derivative liability
(1,540,022) income, decrease in value of 2004 derivative liability
     9,548  original carrying value on 2005 derivative liability
     10,805 expense, increase in 2005 derivative liability
-----------
$   888,509 September 30, 2005 value of derivative liability


The balance of the carrying value of the warrant liability as of September 30, 2005 is:


$ 1,785,877  December 31, 2004 value of warrant liability
 (1,311,352) income, decrease in value of 2004 warrant liability
     56,785  original carrying value on 2005 warrant liability
     23,333  income, decrease in 2005 warrant liability
-----------
$   507,977  September 30, 2005 value of warrant liability


NOTE 5 - RECEIVABLE FROM NUTEK OIL - ASSET HELD FOR SALE

On April 14, 2005, DSEN filed a Current Report on Form 8-K, relating to the conversion of the South Texas Oil Company asset held for sale into shares in South Texas Oil Company (formerly known as Nutek Oil) and will be distributing its ownership interest in South Texas Oil Company to shareholders of DSEN.

The dividend will take the form of a dividend certificate representing restricted common stock, which will be distributed to DSEN's beneficial stockholders of record as of the record date of April 27, 2005.

The stock dividend will be distributed to owners of DSEN's common stock as of the record date in a ratio of one share of South Texas Oil Company, for approximately every 18 shares of common stock held in DSEN.

On December 31, 2004 the company reviewed any need for impairment of assets per SFAS 144. A loan is considered impaired if it is probable that the creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. In evaluating the impairment of the assets of the company at year end, the company considered, among other items, (1) materiality of the asset, (2) previous loss experience, and (3) assets that are not readily marketable or susceptible to decline in value.

After discussions with the Board and with the management of both Datascension, and Nutek Oil, it was determined to be in the best interest of the Company and shareholders for the note to be converted to stock and distributed to the shareholders.

Pursuant to the previous dividends on August 1, 2001 and January 8, 2004, the company determined it was in the best interest of it's shareholders to convert the balance of the note into the common stock of Nutek Oil and distribute the pro rata shares to our shareholders. This coincides with managements plan to write off any assets which are attributable to the history of the company which are non-operational in nature, etc.

As of the December 31, 2004, the value of the loan to be converted is $1,015,014 and is classified on the balance sheet of the Company as an Asset Held For Sale.

The stock of Nutek Oil traded over $1.00 during the week of the conversion to settle the debt owed to Datascension. The stock has since traded as high as $1.25. Management felt strongly that the shareholders and company were never at risk of losing the value of the receivable. When Datascension made the agreement to convert the receivable into the stock of Nutek Oil, it was agreed to be converted at the $1,015,014 value of stock. The number of shares (957,349) was only later determined based on the then average price of $1.06. Management did not feel there was a risk of shareholders receiving less than full credit for the value of the note.

NOTE 6 - STOCKHOLDERS' EQUITY

During the nine months ended September 30, 2005, DSEN issued securities using the exceptions available under the Securities Act of 1933 including unregistered sales made pursuant to Section 4(2) of the Securities Act of 1933 as follows:

On March 31, 2005, 500,000 shares of restricted common stock valued at $.50 per share were issued pursuant to a consulting agreement in connection with which we are to receive certain investor relations services. The shares have been issued for a two year contract which can be cancelled after the first year and 50% of the shares returned. The issuance of these securities was in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933 as a sale of securities not involving a public offering. We made a determination that the consultant was a sophisticated investors with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On March 31, 2005, 300,000 shares of restricted common stock valued at $.50 per share were issued pursuant to a consulting agreement in connection with which we are to receive certain investor relations services. The shares have been issued for a two year contract which can be cancelled after the first year and 50% of the shares returned. The issuance of these securities was in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933 as a sale of securities not involving a public offering. We made a determination that the consultant was a sophisticated investors with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On March 31, 2005, DSEN issued a $125,000 Convertible Debenture, pursuant to a Securities Purchase Agreement (the "Agreement") to the Longview Fund LP. In addition, DSEN issued a common stock purchase warrant to purchase 300,000 post reverse shares of DSEN common stock at an exercise price of $.50 per share. The issuance of these securities was in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933 as a sale of securities not involving a public offering. We made a determination that the investors were sophisticated investors with enough knowledge and experience in business to evaluate the risks and merits of the investment as well as accredited investors. (See Note 4)

On March 31, 2005, 50,000 shares of restricted common stock valued at $.50 per share were issued pursuant to a consulting agreement in connection with which we are to receive certain investor relations services. The issuance of these securities was in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933 as a sale of securities not involving a public offering. We made a determination that the consultant was a sophisticated investors with enough knowledge and experience in business to evaluate the risks and merits of the investment.

On March 31, 2005, 100,000 shares of restricted common stock valued at $.50 per share were issued pursuant to an employee in connection with his employment agreement which offered the executive a 100,000 share signing bonus. The issuance of these securities was in a transaction deemed to be exempt under Section 4(2) of the Securities Act of 1933 as a sale of securities not involving a public offering. We made a determination that the consultant was a sophisticated investors with enough knowledge and experience in business to evaluate the risks and merits of the investment.

All   of  these  transactions  were  exempt  from  the  registration requirements of the Securities Act of 1933, as amended, by virtue of the exemptions provided under section 4(2) was available because:

  - The transfer or issuance did not involve underwriters, underwriting discounts or commissions;
 - The shares were purchased for investment purposes without a view to distribution;
 - A restriction on transfer legend was placed on all certificates issued;
  - The distributions did not involve general solicitation or advertising; and,
  - The distributions were made only to insiders, accredited investors or investors who were sophisticated enough to evaluate the risks of the investment. Each shareholder was given access to all information about our business and the opportunity to ask questions and receive answers about our business from our management prior to making any investment decision.

NOTE 7 - RELATED PARTY TRANSACTIONS

As of September 30, 2005, the Company has an outstanding note payable to Scott Kincer, the Company's COO, in the amount of $9,000. This payable accrues interest at 1% monthly due on the first day of each month.


NOTE 8 - FOREIGN OPERATIONS

The company currently operates out of the United States, Costa Rica and the Dominican Republic. The future plans of the company involve the slowing growth at the Dominican Republic facility while focusing on the potential and available growth in Costa Rica. Management does not feel there is a currency risk or need to assess a foreign currency translation adjustment or other comprehensive income item as income and expense items are negotiated in the US dollar. The Company maintains their accountings records in U.S. dollars and all payments are made in US dollars. All debts and assets on the books of the company are valued based on US dollars and are not translated from a foreign currency amount. The Company currently coordinates all foreign operations, and supervision activities using part time employees, consultants and contract labor. Approximately 85% of the company's workforce is outside of the United States. Currently 100% of the company's clients are US based companies. Any resulting foreign exchange fluctuations do not affect the payment of employees, contract labor or off shore operations.

NOTE 9 - RESTATEMENT OF FINANCIAL STATEMENTS

2003:

The net loss for 2003 was previously reported as $(182,895), while the 2003 restated loss is $246,533, an increase of $63,638, which is attributable to the increase in amortization expense of $63,638. The effect of the restatement to the 2003 balance sheet was a decrease in the asset value of the intangible assets which had previously not been amortized correctly. The value of the other assets decreased $63,638.

2004:

The loss after discontinued operations for 2004 was originally $4,791,105, while the 2004 restated loss after discontinued operations is reported as $6,052,366, an increase of $1,261,261. This is due to an increase in other expenses related to the convertible debt of $2,489,116, as well as an increase in the interest expense related to the convertible debt of $52,300, coupled with a decrease in the beneficial conversion feature debt discount expense of $1,203,646, a decrease in the loss from discontinued operations of $63,638, and a decrease in interest expense of $12,871.

On the 2004 balance sheet, the restatement resulted in the removal of $2,077,604 of debt discount from the other asset section, an increase in prepaid expenses of $5,879. The convertible debt in the liability section of the company's financial statements decreased from $1,893,750 to $241,111, while there was an increase in the derivative liability from $0 to $2,408,178, as well as an increase in the warrant liability from $0 to $1,785,877 and a decrease in additional paid in capital of $3,300,000.

The basic loss per share increased from the previously reported $0.19 per share to $0.28 per share for the year ended December 31, 2004, while the diluted loss per share increased from the previously reported $0.18 per share to $0.26 per share.


2005:

The net income for the nine months September 30, 2005, was originally $1,095,730, while the nine months September 30, 2005 restated income is reported as $1,732,336, an increase of $636,606. This is due to an increase in other income related to the convertible debt of $564,944, as well as a decrease in the interest expense related to the convertible debt of $47,545, and a decrease in interest expense of $24,117.

On the September 30, 2005 balance sheet, the restatement resulted from an increase in prepaid expenses of $18,238. The convertible debt in the liability section of the company's financial statements increased from $931,970 to $1,067,761, and while there was an increase in the derivative liability from $735,921 to $888,509.

The basic income per share increased from the previously reported $0.06 per share to $0.10 per share for the nine months ended September 30, 2005, while the diluted income per share increased from the previously reported $0.04 per share to $0.06 per share.


It is anticipated that the company will restate the December 31, 2004 10KSB, the March 31, 2005 10QSB, the June 30, 2005 10QSB, and the September 30, 2005 10QSB to reflect the above adjustments.









                              DATASCENSION INC.

                            FINANCIAL STATEMENTS
                            --------------------
                              December 31, 2004
                              December 31, 2003

                             TABLE OF CONTENTS
                             -----------------


PAGE

----

INDEPENDENT AUDITORS' REPORT:

     Independent Auditors Report - 2004			F-3

     Independent Auditors Report - 2003                 F-4


FINANCIAL STATEMENTS:

     Balance Sheets					F-5

     Statements of Operations				F-6

     Statement of Changes in Stockholders' Equity	F-7

     Statements of Cash Flows				F-8


NOTES TO FINANCIAL STATEMENTS:				F-9

Larry O'Donnell, CPA, P.C.
Telephone (303)745-4545
2228 South Fraser Street
Unit 1
Aurora, Colorado 80014


            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Datascension, Inc. formerly Nutek, Inc.
Las Vegas, Nevada


I have audited the accompanying balance sheet of Datascension, Inc. formerly Nutek, Inc., a Nevada corporation, as of December 31, 2004, and the related statements of loss, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes
assessing   the    accounting   principles   used  and   significant
estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Datascension, Inc. formerly Nutek, Inc., as of December 31, 2004, and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 17 to the financial statements, the Company has restated its financial statements for the year ended December 31, 2004 for a correction of error related to the treatment of the convertible debt.

Larry O'Donnell, CPA, P.C.
March 24, 2005 (except for  Note  2,  4,  6, 7, and 17, November 28,
2005)

Gary V. Campbell, CPA, Ltd.
Certified Public Accountants
7440 West Sahara
Las Vegas, Nevada, 89117


            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
Nutek, Inc.
Las Vegas, Nevada

We have audited the accompanying consolidated balance sheets of Nutek, Inc., (a Nevada corporation), as of December 31, 2003, and the related consolidated statement of income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nutek, Inc., as of December 31, 2003, and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 17 to the financial statements, the Company has restated its financial statements for the year ended December 31, 2003 for a correction of error related to the amortization of intangibles.

Gary V. Campbell, CPA, Ltd.

Las Vegas, Nevada
March 30, 2004 (except for Note 2 and 17, November 28, 2005)

                              DATASCENSION, INC.
                                BALANCE SHEETS
                                     AS OF
                    December 31, 2004 and December 31, 2003


                          ASSETS
					        Restated    Restated
                                                 Audited    Audited
                                                12/31/04   12/31/03
   CURRENT ASSETS:
Cash                                          $  556,593   $  122,891
Accounts receivable                            1,533,969    1,087,694
Inventory                                              -      227,997
Accrued income                                         -       11,200
Prepaid expenses                                 186,306      194,623
Note receivable, related party                         -        1,250
Investment in Century Innovations                108,469            -
                                              ----------   ----------
   TOTAL CURRENT ASSETS                       $2,385,337   $1,645,655

Property and Equipment, net of accumulated
   depreciation                                  681,346    3,374,421

   OTHER ASSETS:
Asset held for sale (see notes)                1,015,014            -
Notes receivable, net of current portion               -        5,800
Patent rights acquired, net of amortization            -      518,761
Long-term investment                                   -        8,000
Website assets, net of amortization                4,520       26,184
Customer lists, net of amortization                    -       40,278
Patterns/designs, net of amortization                  -       42,083
Packaging design/artwork, net of amortization          -       74,898
Deposits                                          25,399       51,892
Goodwill                                       1,692,782    1,692,782
Trademarks                                             -        7,466
Licensing fees                                         -       50,000
                                              ----------   ----------
   TOTAL OTHER ASSETS                          2,737,715    2,518,144
                                              ----------   ----------
TOTAL ASSETS                                  $5,804,398   $7,538,220
                                              ==========   ==========

           LIABILITIES AND STOCKHOLDERS' EQUITY


   CURRENT LIABILITIES:
Accounts payable                              $  135,533   $  278,022
Accrued expenses                               1,390,880      182,377
Line of credit                                         -      449,650
Accrued contingent liabilities                         -      338,461
Notes payable, related party                      60,038      328,540
Short term notes payable                         121,742            -
Convertible debt, net of current portion         241,111            -
Derivative liability                           2,408,178            -
Warrant liability                              1,785,877            -
Current portion of long-term notes payable       116,207      102,033
                                              ----------   ----------
   TOTAL CURRENT LIABILITIES                  $6,259,566   $1,679,083

  LONG-TERM DEBT
Long-term notes payable, net of current
	portion					 103,548       16,565
                                              ----------   ----------
  TOTAL LONG-TERM DEBT                           103,548       16,565

  TOTAL LIABILITIES                            6,363,114    1,695,648

  Noncontrolling interest in
subsidiary of Nutek Oil, Inc.                          -      311,137

   STOCKHOLDERS' EQUITY:
  Common stock:
Common stock, $0.001 par value, 200,000,000
shares authorized; 16,257,290 shares issued,
15,298,957 outstanding at December 31, 2004      159,875      150,554
  Additional paid-in capital-common stock     11,029,295   10,802,058
   Preferred stock Series B:
Preferred stock, $0.001 par value, 10,000,000
shares authorized; 506,400 Series B shares
issued and outstanding at December 31, 2004          506          509
  Additional paid-in capital-preferred Series B  481,994      507,992
  Subscriptions receivable                      (119,063)    (604,804)
  Treasury Stock                                (134,388)    (134,388)
  Accumulated deficit                        (11,976,936)  (5,190,486)
                                              ----------   ----------
TOTAL STOCKHOLDERS' EQUITY                      (558,716)   5,531,435
                                              ----------   ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $5,804,398   $7,538,220
                                              ==========   ==========








                See accompanying notes to financial statements

                              DATASCENSION, INC.
                            STATEMENT OF OPERATIONS
                                FOR YEARS ENDED
                    December 31, 2004 and December 31, 2003

                                 		Restated	  Restated
                                 		Audited		  Audited
                                        	For the		  For the
                                    		Year ended	  Year ended
                                      		12/31/2004	  12/31/ 2003
						------------	  ------------
REVENUE                               		$  8,471,440 	  $  7,057,087

COST OF GOODS SOLD                     		   7,071,784 	     4,039,344
						------------	  ------------
GROSS PROFIT                           		   1,399,656  	     3,017,743

EXPENSES:
Selling, general and administrative   		$  2,430,666 	  $  2,633,934
Depreciation and amortization            	     270,893           340,231
Asset impairment                                     328,492          	     -
Contingency accrual                            		   -           292,500
Lawsuit liability                              		   -     	45,000
						------------	  ------------
TOTAL EXPENSES                         		   3,030,051  	     3,311,665

OPERATING INCOME                     		  (1,630,395) 	      (293,922)

OTHER INCOME (EXPENSE):
Interest income                             		 743      	 1,898
Forgiveness of debt                       	      55,000     	99,274
Other income                              	      11,210            17,352
Interest expense                       		    (216,507)	       (97,728)
Other (Expense), from convertible                 (2,489,116)                -
Interest (expense), from convertible    	     (52,300)                -
Minority interest, Nutek Oil, Inc.             		   -            26,593
						------------	  ------------
TOTAL OTHER INCOME                   		  (2,690,970)	        47,389

Net Income (loss)                   		$ (4,321,365)  	  $   (246,533)

 Discontinued Operations            		$ (1,731,001)     $	     -
						------------	  ------------
Net Income (loss) after
 discontinued operations            		$ (6,052,366)     $   (246,533)
						------------	  ------------
Basic weighted average number
of common shares outstanding         		  15,671,867  	     9,617,251*

Diluted weighted average number
of common shares outstanding         		  16,594,223  	     9,617,251*

BASIC NET INCOME PER SHARE            		$      (0.28)     $	 (0.03)
DISCONTINUED OPERATIONS          		$      (0.11)     $	 (0.00)
BASIC NET INCOME PER SHARE                       ------------	  ------------
   AFTER DISCONTINUED OPERATIONS       		$      (0.39)     $	 (0.03)


DILUTED NET INCOME PER SHARE           		$      (0.26)     $	 (0.03)
DISCONTINUED OPERATIONS          		$      (0.10)     $	 (0.00)
DILUTED NET INCOME PER SHARE                     ------------	  ------------
   AFTER DISCONTINUED OPERATIONS       		$      (0.36)     $	 (0.03)




                See accompanying notes to financial statements

* = split adjusted

                               DATASCENSION Inc.
                 STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                FOR YEARS ENDED
                    December 31, 2004 and December 31, 2003
				    Audited
				    Restated





                                         Common     Common      Additional Preferred  Preferred      Preferred - Preferred
                                                                                                     A
                                         Stock      Stock       Paid-in    Stock      Stock          Add. Paid   Stock
                                                                           Shares                                Shares
                                         Shares     Amount      Capital    Series A   Series A       In Capital  Series B

Balances at
12/31/02                                   8,897,391      88,974  7,555,559    559,508            560   3,021,132    508,500

Sale of Stock                                363,889       3,639    113,408          -              -           -          -

Issuance for Settlement of Bonds             168,374       1,684    106,507          -              -           -          -

Issuance for Services                        550,473       5,505    192,055          -              -           -          -

Accrual of Preferred Dividends                     -           -          -          -              -           -          -

Preferred purchases / posted                       -           -          -   (52,000)           (52)   (136,358)          -

Preferred converted                        5,075,080      50,751  2,834,530  (507,508)          (508) (2,884,774)          -

Change in ownership of Nutek Oil                   -           -          -          -              -           -          -

Allocation of Minority Interest
In Subsidiary Earnings                             -           -          -          -              -           -          -

Net Profit for Quarter
Ended December 31, 2003                            -           -          -          -              -           -          -

Balance at December 31, 2003              15,055,207     150,552 10,802,059          -              -         (0)    508,500

Prior period adjustment

Sale of Stock                                187,500       1,875     73,125          -              -           -          -

Issuance for Services                         12,500         125      6,125          -              -           -          -

Settlement of Series B                        50,000         500     25,500          -              -           -    (2,600)

Distribution / Sale of Nutek Oil                   -           -          -          -              -           -          -
Ownership

Issuances for Services                        47,500         475     37,275          -              -           -          -

Issuances for Services                        12,500         125      6,125          -              -           -          -

Adjustment for Preferred Converted           395,000       3,950    (3,950)          -              -           -          -

Additional shares issued related
to prior contract		             110,000       1,100      9,400          -              -           -          -

Additional cost for dialers                   52,083         521      7,812          -              -           -          -

Prior quarter investment adjustment           22,500         225          -          -              -           -          -

Issuances for Services                        12,500         125      6,125

Issuances for Services                       300,000         300     59,700

Distribution of Century Innovations

Century no longer consolidated

Write down of assets

Net Loss for Year                                  -           -          -          -              -           -          -
					  ----------	--------  --------- ----------     ---------- ----------- ----------
Balance at December 31, 2004              16,257,290     159,873 11,029,295          -              -         (0)    505,900
					  ----------	--------  --------- ----------     ---------- ----------- ----------

                                         Preferred    Preferred -                        Non-Controlling
                                                          B
                                            Stock      Add. Paid   Treasury   Subscribed   Interest       Income      Total
                                           Series B   In Capital    Stock       Stock      In Subsidiary  Deficit     Equity
Balances at
12/31/02                                         509     507,992  (134,388)  (153,750)        355,782 (4,943,953)  6,298,416

Sale of Stock                                      -           -          -          -              -           -    117,046

Issuance for Settlement of Bonds                   -           -          -          -              -           -    108,190

Issuance for Services                              -           -          -          -              -           -    197,560

Accrual of Preferred Dividends                     -           -          -          -              -           -          -

Preferred purchases / posted                       -           -          -          -              -           -  (136,410)

Preferred converted                                -           -          -          -              -           -        (1)

Change in ownership of Nutek Oil                   -           -          -          -       (18,052)           -   (18,052)

Allocation of Minority Interest
In Subsidiary Earnings                             -           -          -          -       (26,593)           -   (26,593)

Net Profit for Quarter
Ended December 31, 2003                            -           -          -          -              -   (246,533)  (246,533)
						-----	--------  --------- ----------     ---------- ----------- ----------
Balance at December 31, 2003                     509     507,992  (134,388)  (153,750)        311,136 (5,190,486) 6,293,623
						-----	--------  --------- ----------     ---------- ----------- ----------
Removal of Nutek Oil retained earnings                                                                    219,709    219,709

Sale of Stock                                      -           -          -          -              -           -     75,000

Issuance for Services                              -           -          -          -              -           -      6,250

Settlement of Series B                           (3)    (25,997)          -          -              -           -          -

Distribution / Sale of Nutek Oil                   -           -          -          -      (311,136)    (83,708)  (394,844)
Ownership

Issuances for Services                             -           -          -          -              -           -     37,750

Issuances for Services                             -           -          -          -              -           -      6,250

Adjustment for Preferred Converted                 -           -          -          -              -           -          -

Shares issued for prior contract adjustment        -           -          -          -              -           -     10,500

Additional cost for dialers                        -           -          -          -              -           -      8,333

Prior quarter investment adjustment                -           -          -          -              -           -        225

Issuances for Services

Issuances for Services

Distribution of Century Innovations                                                                      (976,221)

Century no longer consolidated                                                                            106,137

Write down of assets	                                                       153,750

Move receivable to subscribed stock                                           (119,063)

Net Loss for Year                                 -           -          -          -              -  (6,052,366) (6,052,366)
						-----	--------  --------- ----------     ---------- ----------- ----------
Balance at December 31, 2004                     506     481,994  (134,388)  (119,063)              0 (11,976,936)$(558,717)
				                -----	--------  --------- ----------     ---------- ----------- ----------

                See accompanying notes to financial statements

                               DATASCENSION Inc.
                            STATEMENT OF CASH FLOWS
                                FOR YEARS ENDED
                    December 31, 2004 and December 31, 2003

                                               		Restated        	Restated
                                               		Audited         	Audited
                                                     	FOR THE YEAR ENDED	FOR THE YEAR ENDED
CASH FLOWS FROM OPERATING ACTIVITIES:                   12/31/04		12/31/03
							------------------	------------------

Net income						$	(6,052,366)     $	(246,533)
Adjustments to reconcile net income to net
cash provided by operating activities:
    Issued for services						   135,333                61,153
    Discontinued operations / impairment of assets		 1,688,070                     -
    Impairment of assets					   328,492
    Non cash expenses associated with convertible debt           2,489,116
Depreciation and amortization					   270,893               340,231
 Investment in Century Innovations					 -                     -
(Decrease) Increase in contingent liabilities			  (338,461)
Increase in non-controlling interest in subsidiary			 -          	 (44,645)
 Forgiveness of debt						   (55,000)          	 (62,217)
(Increase) Decrease in accounts receivable			  (446,275)           	 206,027
Increase in inventory							 -           	  (5,108)
Increase in prepaid expenses					     8,317          	 (75,216)
Increase in deposits						    26,493         	 (21,608)
Decrease in accounts payable					  (142,489)	        (313,704)
Decrease in accrued expenses					 1,208,503            	  29,024
							------------------	----------------

NET CASH USED BY OPERATING ACTIVITIES                   $	  (879,374)      $	(132,596)

CASH FLOWS FROM INVESTING ACTIVITIES:
(Increase) Decrease in notes receivable				     7,050           	 308,402
Purchase of property and equipment				  (219,996)	         (90,290)
Purchase of intangible assets						 -          	 (23,897)
							------------------	----------------

NET CASH USED BY INVESTING ACTIVITIES				  (212,946)         	 194,215

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in notes payable					   222,899         	(175,992)
Increase (Decrease) in related party payable			  (268,502)                    -
Increase (Decrease) in convertible debt                            241,111                     -
Issuance of common stock                                            75,225               117,043
Change in warrant liability                                        936,714                     -
Change in derivative liability                                     768,225                     -
 (Decrease) Increase in line of credit				  (449,650)           	  75,850
							------------------	----------------

NET CASH PROVIDED BY FINANCING ACTIVITIES			 1,526,022                16,901
							------------------	----------------

NET INCREASE IN CASH						   433,702                78,520

BALANCE, BEGINNING						   122,891                44,371

BALANCE, ENDING						$	   556,593      $	 122,891
							==================	================

INTEREST PAID                                           $	   97,728       $ 	  20,697
TAXES PAID                                              $		-       $    	       -

                     See accompanying notes to financial statements

                              DATASCENSION, INC.



        DATASCENSION, INC.
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - HISTORY AND ORGANIZATION OF THE COMPANY

Datascension, Inc. (formerly known as Nutek, Inc.) was incorporated in August 1991 under the laws of the State of Nevada as Nutek, Inc. (the "Company") and is engaged in the market research industry.

Datascension International, Inc. and related assets were purchased on September 27, 2001 for $2,200,000 using company shares at fair market value. Datascension International, Inc. is a premier data solutions company representing a unique expertise in the collecting, storage, processing, and interpretation of data. During 2002, Datascension International, Inc. expanded operations into Costa Rica.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Company's policy is to prepare the financial statements on the accrual basis of accounting. The fiscal year end is December 31. In the opinion of management, all adjustments considered necessary for a fair presentation have been included.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid investments with maturities of three months or less when purchased.

Investments and Marketable Securities

The Company has adopted FASB No. 115. Equity securities are classified as available for sale and reported at fair value.

Investments are recorded at the lower of cost or market. Any reductions in market value below cost are shown as unrealized losses in the consolidated statement of operations.

Consolidation Policy

The accompanying consolidated financial statements include the accounts of Datascension, Inc. and Datascension International, Inc. All significant inter-company balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions which affect the reported amounts of assets and liabilities as of the date of the financial statements and revenues and expenses for the period reported. Actual results may differ from these estimates.

Comprehensive Income

Statements of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS 130), requires that total comprehensive income be reported in the financial statements. The Company does not have any items considered to be other comprehensive income for the year ended December 31, 2004.

Fixed Assets

Fixed assets are stated at cost. Expenditures that materially increase the life of the assets are capitalized. Ordinary maintenance and repairs are charged to expense as incurred. When assets are sold or otherwise disposed of, the cost and the related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is recognized at that time.

Depreciation is computed primarily on the straight-line method for financial statement purposes over the following estimated useful lives:

   Computer equipment           5 years
   Furniture and fixtures       7 years
   Office equipment             5 years
   Equipment and machinery     20 years


All assets are booked at historical purchase price and there is no variance between book value and the purchase price.

Revenue Recognition

We recognize revenues when survey data is delivered to the client in accordance with the terms of our agreements. Research products are delivered within a short period, generally ranging from a few days to approximately eight weeks. An appropriate deferral is made for direct costs related to contracts in process, and no revenue is recognized until delivery of the data has taken place. Billings rendered in advance of services being performed, as well as customer deposits received in advance, are recorded as a current liability included in deferred revenue. We are required to estimate contract losses, if any, and provide for such losses in the period they are determined and estimable. We do not believe that there are realistic alternatives to our revenue recognition policy given the short period of service delivery and the requirement to deliver completed surveys to our customers. We do not believe there is significant risk of recognizing revenue prematurely since our contracts are standardized, the earnings process is short and no single project accounts for a significant portion of our revenue.

Intangible Assets

The Company has adopted SFAS No. 142, "Goodwill and Other Intangible Assets", which requires that goodwill and other indefinite lived intangible assets are no longer amortized, but reviewed annually, or sooner if deemed necessary, for impairment. Intangible assets with finite lives are amortized over the useful life. Under guidance from SFAS No. 142, management has determined that the assets in the subsidiaries determined to be discontinued operations should be impaired. The respective assets have been written down. See Note 13 Discontinued Operations.

Net Income Per Share

Basic net income per share is computed using the weighted average number of shares of common stock outstanding for the period end. The net income (loss) for the period end is divided by the weighted average number of shares outstanding for that period to arrive at net income per share.

Diluted net income per share reflects the potential dilution that could occur if the securities or other contracts to issue common stock were exercised or converted into common stock.

Compensated Absences

The Company has made no accrual for vacation or sick pay because the Company does not provide for these benefits.

Advertising

Advertising costs are expensed when incurred. Advertising for the year ended December 31, 2004 amounted to $3,176.

Research and Development

The Company expenses its research and development in the periods incurred.

Concentrations of Credit Risk

Credit risk represents the accounting loss that would be recognized at the reporting date if counter parties failed completely to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counter parties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions described below.

The Company operates in one segment, the market research industry. 100% of the Company's customers are located within the United States of America.

During the year ended December 31, 2004, the Company had three major clients, The National Research Group and Roper ASW each account for about 10% of sales each year and Sandelman & Associates, which accounts for about 25% of sales each year. Management believes the loss of one of these key clients would materially affect the operations of the company in the short term.

Convertible Debt Financing and Derivative Liabilities

In accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended ("SFAS 133"), the holder's conversion right provision, interest rate adjustment provision, liquidated damages clause, cash premium option, and the redemption option (collectively, the debt features) contained in the terms governing the Notes are not clearly and closely related to the characteristics of the Notes. Accordingly, the features qualified as embedded derivative instruments at issuance and, because they do not qualify for any scope exception within SFAS 133, they were required by SFAS 133 to be accounted for separately from the debt instrument and recorded as derivative financial instruments.

During the year ended December 31, 2004, we recorded an other expense item of $2,489,116, of which, $1,639,953 (expense) and $849,163 (expense) related to the debt features and warrants, respectively, to reflect the change in fair value of the derivative liability. During the year ended December 31, 2003, there was no income or expense items related to convertible debt as there was none outstanding.

During the nine months ended September 30, 2005, we recorded an other income item of $2,863,902, of which, $1,529,217 (income) and $1,334,685 (income) related to the debt features and warrants, respectively, to reflect the change in fair value of the derivative liability. During the nine months ended September 30, 2004, there was no income or expense items related to convertible debt as there was none outstanding.

At each balance sheet date, we adjust the derivative financial instruments to their estimated fair value and analyze the instruments to determine their classification as a liability or equity. As of December 31, 2004, the estimated fair value of our derivative liability was $2.41 million, as well as a warrant liability of $1.79 million. As of December 31, 2003, there was no asset or liability related to convertible debt. The estimated fair value of the debt features was determined using the probability weighted averaged expected cash flows / Lattice Model. The model uses several assumptions including: historical stock price volatility (utilizing a rolling 120 day period), risk-free interest rate (3.50%), remaining maturity, and the closing price of the Company's common stock to determine estimated fair value of the derivative asset. In valuing the debt features at December 31, 2004, the company used the closing price of $0.65 and the exercise price of $0.30. For the year ended December 31, 2004, due in part to an increase in the market value of the Company's common stock to $0.65 from $0.40 at issuance, the Company recorded an "other expense" item on the consolidated statement of operations for the change in fair value of $1,639,953. At December 31, 2004, the estimated fair value of the debt features was approximately $2,408,178. For the nine months ended September 30, 2005, the estimated value of the company's debt features decreased to $888,509, thus the company recorded an "other income" item on the consolidated statement of operations for the change in fair value of the debt features of $1,529,217 for the nine months ended September 30, 2005.

Recently Issued Accounting Pronouncements

FASB Interpretation 46R "Consolidation of Variable Interest Entities", as revised (FIN 46R), requires that variable interest entities created before December 31, 2003 be consolidated during the first interim period beginning after December 15, 2003. Management does not believe this pronouncement will have a material effect on the financial statements of the company.

In January, 2004 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132 (revised 2003) "Employers' Disclosures about Pensions and Other Postretirement Benefits", an amendment of FASB Statements No. 87, 88, and 106. The Statement revises employers' disclosures about pension plans and other postretirement benefit plans. The statement retains the disclosure requirements contained in FASB Statement No. 132, which it replaces, and requires additional annual disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. Statement No. 132R requires us to provide disclosures in interim periods for pensions and other postretirement benefits. Management does not believe this pronouncement will have a material effect on the financial statements of the company.

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs an amendment of ARB No. 43, Chapter 4." This Statement clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted materials. This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe this pronouncement will have a material effect on the financial statements of the company.

In December 2004, the FASB issued SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67." This Statement references the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position 04-2, "Accounting for Real Estate Time-Sharing Transactions." This Statement also states that the guidance for incidental operations and costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management does not believe this pronouncement will have a material effect on the financial statements of the company.

(cont)

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29." This Statement eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect application of SFAS No. 153 to have a material affect on its financial statements.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable. Changes in the valuation allowance have not been material to the financial statements.

Stock Based Compensation

The Company applies Accounting Principles Board ("APB")  Opinion No.
25,
Accounting    for   Stock   Issued   to   Employees,   and   Related
Interpretations,   in   accounting   for  stock  options  issued  to
employees. Under APB No. 25, employee compensation cost is recognized when estimated fair value of the underlying stock on date of the grant exceeds exercise price of the stock option. For stock options and warrants issued to non-employees, the Company applies SFAS No. 123, Accounting for Stock-Based Compensation, which requires the recognition of compensation cost based upon the fair value of stock options at the grant date using the Black-Scholes option pricing model.

The following table represents the effect on net loss and loss per share if the Company had applied the fair value based method and recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation", to stock-based employee compensation for the year ended December 31, 2004 and 2003:


                                       		2004         2003
Net loss, as reported                         	$(6,052,366) $ (246,533)
Add: Stock-based employee
 compensation expense
 included in reported loss,
 net of related tax effects                              --	     --
Deduct: Total stock-based employee
  compensation expense determined
  under fair value based methods
  for all awards, net of related tax effects  	   (202,991)         --
						-----------  ----------
 Pro forma net loss                             $(6,255,357) $ (246,533)

 Net loss per common share:
 Basic loss per share, as reported              $(0.39)      $	  (0.03)
 Fully diluted loss per share, as reported      $(0.36)      $    (0.03)
 Basic loss per share, pro forma                $(0.40)      $    (0.03)
 Fully diluted loss per share, pro forma        $(0.38)      $	  (0.03)

There were no stock options granted for the year ended December 31, 2003. See Note 5 Warrants and Option. For the options granted in November 2004, the company used the exercise price of $0.30, the fair market value of $0.40 per share, a 5 year term, and 25% volatility to determine the value of the options. The latter options do not vest until January 2005.

NOTE 3 - PROPERTY AND EQUIPMENT

 Property and equipment are made up of the following as of December
31, 2004:

  Equipment and machinery              $ 472,500
  Office equipment                       690,680
  Leasehold improvements                   9,959
  Accumulated depreciation              (491,793)
				       ---------
				       $ 681,346

NOTE 4 - RECEIVABLE FROM NUTEK OIL - ASSET HELD FOR SALE

On April 14, 2005, DSEN filed a Current Report on Form 8-K, relating to the conversion of the South Texas Oil Company asset held for sale into shares in South Texas Oil Company (formerly known as Nutek Oil) and will be distributing its ownership interest in South Texas Oil Company to shareholders of DSEN.

The dividend will take the form of a dividend certificate representing restricted common stock, which will be distributed to DSEN's beneficial stockholders of record as of the record date of April 27, 2005.

The stock dividend will be distributed to owners of DSEN's common stock as of the record date in a ratio of one share of South Texas Oil Company, for approximately every 18 shares of common stock held in DSEN.

On December 31, 2004 the company reviewed any need for impairment of assets per SFAS 144. A loan is considered impaired if it is probable that the creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. In evaluating the impairment of the assets of the company at year end, the company considered, among other items, (1) materiality of the asset, (2) previous loss experience, and (3) assets that are not readily marketable or susceptible to decline in value.

After discussions with the Board and with the management of both Datascension, and Nutek Oil, it was determined to be in the best interest of the Company and shareholders for the note to be converted to stock and distributed to the shareholders.

Pursuant to the previous dividends on August 1, 2001 and January 8, 2004, the company determined it was in the best interest of it's shareholders to convert the balance of the note into the common stock of Nutek Oil and distribute the pro rata shares to our shareholders. This coincides with managements plan to write off any assets which are attributable to the history of the company which are non-operational in nature, etc.

As of the December 31, 2004, the value of the loan to be converted is $1,015,014 and is classified on the balance sheet of the Company as an Asset Held For Sale.

The stock of Nutek Oil traded over $1.00 during the week of the conversion to settle the debt owed to Datascension. The stock has since traded as high as $1.25. Management felt strongly that the shareholders and company were never at risk of losing the value of the receivable. When Datascension made the agreement to convert the receivable into the stock of Nutek Oil, it was agreed to be converted at the $1,015,014 value of stock. The number of shares (957,349) was only later determined based on the then average price of $1.06. Management did not feel there was a risk of shareholders receiving less than full credit for the value of the note.


NOTE 5 - STOCKHOLDERS' EQUITY

 During the fiscal year ended December 31, 2004, the Company issued securities using the exceptions available under the Securities Act of 1933 including unregistered sales made pursuant to Section 4(2) of the Securities Act of 1933 as follows:

 On April 20, 2004, 500,000 pre split shares of restricted common stock valued at $.05 per share were issued pursuant to a consulting agreement in connection with which we received certain investor relations services. The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof.

 On April 20, 2004, 2,970,833 pre split shares of restricted common stock

(cont)

valued at $.03 per share were issued to sophisticated investors who indicated that they had such knowledge and experience in financial matters that they were capable of evaluating the merits and risks of the investment. The individuals took their shares for investment purposes without a view to distribution and had access to information concerning the Company. The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof.

 On June 30, 2004, 750,000 pre  split  shares  of  restricted common stock valued at $.03 per share were issued pursuant to a consulting agreement in connection with which we received certain legal services.The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof.

 On September 3, 2004, 1,000,000 pre split shares of restricted common stock valued at $.05 per share were issued to a note holder in satisfaction of amounts due. The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof.

 On September 30, 2004, 62,269 pre split shares of restricted common stock valued at $.06 per share were issued to SRC Bondholders in satisfaction of amounts due to them. The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof.

 On December 31, 2004, the holders of 39,500 shares of our Series A convertible preferred stock elected to convert such shares into 3,950,000 shares of our common stock. These shares had originally been converted from common stock to Series A Preferred stock on December 27, 2001 at $5.42 per share. These conversions were the effected through private transactions not involving a public offering and were exempt in each case from the registration provisions of the Securities Act pursuant to Section 4(2) thereof.

 On November 17, 2004, DSEN issued an aggregate of $1,875,000 in Convertible Debentures, pursuant to a Securities Purchase Agreement (the "Agreement") to the following: $350,000 Convertible Debenture to Alpha Capital Aktiengesellschaft, $525,000 Convertible Debenture to the Longview Equity Fund LP, $775,000 Convertible Debenture to the Longview Fund LP., and $225,000 Convertible Debenture to the Longview International Equity Fund, LP. In addition, issued common stock purchase warrants to purchase 3,125,000 shares of DSEN common stock to the above note holders,at an exercise price of $0.30 per share.

 On December 31, 2004, 300,000 post split shares of common stock valued at $.20 per share were issued to four employees in consideration of terms under their employment agreements, which granted stock awards of common shares to certain employees.

(cont)

The issuance of these securities was effected through a private transaction not involving a public offering and was exempt from the registration provisions of the Securities Act pursuant to Section 4(2) thereof and/or the federal small issue exception for bonus shares of reporting companies.

Options / Warrants
On December 31, 2004, four employees were given the option to purchase additional shares of common stock for $0.30. These options do not vest until January 2005 and at such time, the company will recognize a compensation expense for the fair market value of those options, which is anticipated to be the fair market value of the common stock minus the exercise price of the respective options. See
Note 2 Stock Based Compensation, Note 7 Convertible Notes, and Note 12 Warrants and Options.

NOTE 6 - NOTES PAYABLE

The Company has entered into agreements for long-term notes payable. Long-term notes payable consists of the following at December 31, 2004:

Note payable to a vendor, no specific repayments terms
and no stated interest rate. Secured by assets.     	$ 40,000

Note payable to a vendor, monthly payments of $348
inclusive of 7% annual interest through September 2006,
secured by equipment.                                  	   6,245

Note payable to a vendor, monthly payments
of $7,375 inclusive of 10.83% annual interest through
December 2006, secured by equipment.                     158,510

Note payable to a vendor, monthly payments of $906,
inclusive of 12% annual interest through February 2006.
Secured by equipment.                                 	  15,000
                                                       ---------
                                                         219,755
Less current portion                                    (116,207)
                                                      ----------
                                                      $  103,548

Principal maturities are as follows:

 Twelve months ended December 31,
   2005              $   4,125
   2006                 33,893
   2007                 65,530
                      --------
                     $ 103,548


Additionally, the company has the following short term notes payable as of December 31, 2004.

 Dell Financial Services  $  3,467
 Public Relations Contract  60,000
 Wells Fargo Credit Card    48,577
 Advanta Credit Card         9,698
                        ----------
  Total                    121,742


Convertible debentures consist  of  the  following  at  December
31, 2004, and December 31, 2003:

                                                  2004           2003
8%  convertible subordinated debentures,
due in November 2007, convertible
into shares of common  stock  at               1,875,000     	    -
any time prior to maturity.
Interest is payable quarterly,
and principal is due at maturity.
					       ---------	-----
					       1,875,000     	    -
Less:  Discount being accrete		      (1,652,639)          (-)
Plus:  Accrued interest                           18,750           (-)
 					       ---------	-----
Total debt					 241,111    	    -
Less: current portion				      (0)    	   (-)
					       ---------	-----
Convertible debentures, less current portion   $ 241,111  	$   -
					       ---------	-----



Included in the above values is $18,750 of accrued interest related to the convertible notes as of December 31, 2004.

NOTE 7 - CONVERTIBLE NOTES PAYABLE AND DEBENTURES


NOTES PAYABLE - $1,875,000, NOVEMBER 2004

In November 2004, the Company issued $1,875,000 in principal amount of Notes to third parties. As part of the financing transaction, the Company issued warrants to purchase 3,125,000 shares of common stock at a per share purchase price of $0.30 per share.

The Notes accrue interest at a rate of prime + 3% per annum. The Notes are due and payable in November 2007. After a thorough review of the terms of the note and respective covenants, the company has determined the more conservative method of including the entire debt as a current liability on the balance sheet. The convertible note and warrant documents were filed in an 8-K by the Company on November 23, 2004. The Note was entered into pursuant to the terms of a subscription agreement between the Company and the Holder, which was also included in the 8-K filed on November 23, 2004.

Interest payable on this Note shall accrue at the "prime rate" published in The Wall Street Journal from time to time, plus three percent (3%). The Interest Rate shall not be less than eight percent (8%). Interest shall be calculated on a 360 day year. Interest on the Principal Amount shall be payable monthly, commencing 120 days from the closing and on the first day of each consecutive calendar month thereafter (each, a "Repayment Date") and on the Maturity Date.

Amortizing payments of the outstanding Principal Amount of this Note shall commence on the first (1st) Repayment Date and shall recur on each succeeding Repayment Date thereafter until the Principal Amount has been repaid in full. On each Repayment Date, the Company should make payments to the Holder in the amount of one- thirty-second (1/32nd) of the initial Principal Amount (the "Monthly Principal Amount"), together with any accrued and unpaid interest plus any and all other amounts which are then owing under this Note that have not been paid (the Monthly Principal Amount, together with such accrued and unpaid interest and such other amounts, collectively, the "Monthly Amount"). Any Principal Amount that remains outstanding on the Maturity Date shall be due and payable upon maturity.

Following the occurrence and during the continuance of an Event of Default (as discussed in the Note), the annual interest rate on the Note shall automatically be increased by two percent (2%) per month until such Event of Default is cured.

The Holder shall convert into shares of Common Stock all at the Fixed Conversion Price or the maximum portion of the Monthly Amount due on each Repayment Date provided that the average closing price of the Common Stock for the twenty (20) consecutive trading days immediately preceding such Repayment Date shall be greater than or equal to 15% above the Fixed Conversion Price ("Conversion Criterion"). The Monthly Amount due on a Repayment Date that is not converted shall be paid by the Company (i) in cash at the rate of 104% of such Monthly Amount otherwise due, or (ii) in registered, unlegended, free- trading Common Stock at an applied conversion rate equal to eighty-five percent (85%) of the average of the five (5) lowest closing bid prices for the preceding twenty (20) trading days.

The Notes also provide for liquidated damages on the occurrence of several events.

As compensation to the Subscriber, the Company agrees to pay (as liquidated damages and not as a penalty) $100 per business day after the Delivery Date for each $10,000 of Note principal amount being converted of the corresponding Shares which are not timely delivered.

An additional liquidating damages provision states that if the Company fails to deliver to the Subscriber such shares issuable upon conversion of a Note by the Delivery Date and if seven (7) business days after the Delivery Date the Subscriber purchases shares of Common Stock to deliver in satisfaction of a sale by such Subscriber of the Common Stock which the Subscriber was entitled to receive upon such conversion (a "BUY-IN"), then the Company shall pay in cash to the Subscriber (in addition to any remedies available to or elected by the Subscriber) the amount by which (A) the Subscriber's total purchase price for the shares of Common Stock so purchased exceeds (B) the aggregate principal and/or interest amount of the Note for which such conversion was not timely honored, together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if the Subscriber purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 of note principal and/or interest, the Company shall be required to pay the Subscriber $1,000, plus interest. The Subscriber shall provide the Company written notice indicating the amounts payable to the Subscriber in respect of the Buy-In.

Additionally, if the Company is unable to deliver to the holder of Registrable Securities, then as Liquidated Damages, an amount equal to two percent (2%) for each thirty (30) days or part thereof, thereafter of the Purchase Price of the Notes remaining unconverted and purchase price of Shares issued upon conversion of the Notes. The Company must pay the Liquidated Damages in cash or an amount equal to two hundred percent of such cash Liquidated Damages if paid in additional shares of registered unlegended free-trading shares of Common Stock. Such Common Stock shall be valued at a per share value equal to 85% of the average of the five (5) lowest closing bid prices of the Common Stock for the twenty (20) trading days preceding the first day of each thirty (30) day or shorter period for which Liquidated Damages are payable. As of September 30, 2005, no liquidating damages have been incurred by the company.

Redemption Option - The Company will have the option of prepaying the outstanding Principal Amount ("Optional Redemption"), in whole or in part, by paying to the Holder a sum of money equal to one hundred twenty percent (120%) of the Principal Amount to be redeemed, together with accrued but unpaid interest thereon

Debt features. The Holder shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding Principal Amount of this Note, together with interest and fees due hereon, into shares of Common Stock.

The $1,875,000 in proceeds from the financing transaction were allocated to the debt features and to the warrants based upon their fair values. After the latter allocations, there was $170,061 of remaining value to be allocated to the Note on the financial statements.

The debt discount is being accreted using the effective interest method over the term of the note.

The value of the discount on the converted notes on the books is being accreted over the term of the note (three years). For the years ended December 31, 2004 and 2003, the Company accreted $52,300 and $0, respectively, of debt discount related to the Notes. For the nine months ended September 30, 2005, the Company accreted $457,360 of the debt discount related to these Notes.

WARRANTS ISSUED

The estimated fair value of the 3,125,000 warrants at issuance (11/11/2004) was $936,714 and has been classified as a derivative instrument and recorded as a liability on the Company's balance sheet in accordance with current authoritative guidance. The estimated fair value of the warrants was determined using the Black-Scholes option-pricing model with a closing price of $0.40, an exercise price of $0.30, a 5.0 year term, and a volatility factor of 89%. The model uses several assumptions including: historical stock price volatility (utilizing a rolling 120 day period), risk-free interest rate (3.50%), remaining maturity, and the closing price of the Company's common stock to determine estimated fair value of the derivative liability. In valuing the warrants at December 31, 2004, the company used the closing price of $0.65, the exercise price of $0.30, a 4.88 year remaining term, and a volatility of 116% In accordance with the provisions of SFAS No. 133, Accounting for
Derivative Instruments, the Company is required to adjust the carrying value of the instrument to its fair value at each balance sheet date and recognize any change since the prior balance sheet date as a component of Other Income (Expense). The warrant derivative liability at December 31, 2004, had increased to a fair value of $1,785,877, due in part to an increase in the market value of the Company's common stock to $0.65 from $0.40 at issuance, which resulted in an "other expense" item of $849,163 on the Company's books. For the nine months ended September 30, 2005, the warrant derivative liability had decreased to a value of $474,525, due in part to a decrease in the market value of the Company's common stock to $0.40 from $0.65 at December 31, 2004, which resulted in an "other income" item of $1,311,352 for the nine months ended September 30, 2005. The company used a closing price of $0.32, an exercise price of $0.30, a 4.13 years remaining term, and a 54% volatility factor.

The recorded value of such warrants can fluctuate significantly based on fluctuations in the market value of the underlying securities of the issuer of the warrants, as well as in the volatility of the stock price during the term used for observation and the term remaining for the warrants.

In accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended ("SFAS 133"), the debt features provision (collectively, the features) contained in the terms governing the Notes are not clearly and closely related to the characteristics of the Notes. Accordingly, the features qualified as embedded derivative instruments at issuance and, because they do not qualify for any scope exception within SFAS 133, they were required by SFAS 133 to be accounted for separately from the debt instrument and recorded as derivative financial instruments.

DEBT FEATURES

Pursuant to the terms of the Notes, these notes are convertible at the option of the holder, at anytime on or prior to maturity. There is an additional interest rate adjustment feature, a liquidated damages clause, a cash premium option, as well as the redemption option. The debt features represents an embedded derivative that is required to be accounted for apart from the underlying Notes. At issuance of the Notes (11/11/2004), the debt features had an estimated initial fair value of $768,225, which was recorded as a discount to the Notes and a derivative liability on the consolidated balance sheet. In subsequent periods, if the price of the security changes, the embedded derivative financial instrument related to the debt features will be adjusted to the fair value with the corresponding charge or credit to other expense or income. The estimated fair value of the debt features was determined using the probability weighted averaged expected cash flows / Lattice Model with a closing price of $0.40, an exercise price of $0.30, a 3.0 year term, and a volatility factor of 89%. The model uses several assumptions including: historical stock price volatility (utilizing a rolling 120 day period), risk-free interest rate (3.50%), remaining maturity, and the closing price of the Company's common stock to determine estimated fair value of the derivative liability. In valuing the debt features at December 31, 2004, the company used the closing price of $0.65 and the exercise price of $0.30, 2.88 year remaining term, and a volatility of 116%. For the year ended December 31, 2004, due in part to an increase in the market value of the Company's common stock to $0.65 from $0.40 at issuance, the Company recorded an "other expense" on the consolidated statement of operations for the change in fair value of the debt features of approximately $1,639,953. At December 31, 2004, the estimated fair value of the debt features was approximately $2,408,178. For the nine months ended September 30, 2005, the estimated value of the debt features decreased to $868,156, thus the company recorded an "other income" item on the consolidated statement of operations for the change in fair value of the debt features related to these notes of $1,540,022 for the nine months ended September 30, 2005. The company used a closing price of $0.32, an exercise price of $0.272, a 2.13 years remaining term, and a 54% volatility factor.

The recorded value of the debt features related to the Notes can fluctuate significantly based on fluctuations in the fair value of the Company's common stock, as well as in the volatility of the stock price during the term used for observation and the term remaining for the warrants.

Pursuant to the terms of the Notes, the Company has the option of prepaying the outstanding Principal Amount in whole or in part, by paying to the Holder a sum of money equal to one hundred twenty percent (120%) of the Principal Amount to be redeemed, together with accrued but unpaid interest thereon and any and all other sums due.

Because the terms of the 2004 convertible note require such classification, the accounting rules required additional convertible notes and non-employee warrants to also be classified as liabilities, regardless of the terms of the new notes and / or warrants. This presumption has been made due to the company no longer having the control to physical or net share settle subsequent convertible instruments because it is tainted by the terms of the 2004 convertible notes. Were the 2004 convertible notes to not have contained those terms or even if the 2004 transaction were not entered into, it could have altered the treatment of the March 31, 2005 notes and the conversion features of the latter agreement may have resulted in a different accounting treatment from the liability classification. The March 31, 2005 note, as well as any subsequent convertible notes or warrants, will be treated as derivative liabilities until all such provisions are settled.

NOTE 8 - INCOME TAXES

Deferred income taxes result from timing differences in the recognition of expense for tax and financial statement purposes. Statements of Financial
Accounting Standards No. 109 "Accounting for Income Taxes", (SFAS
109) requires
deferred tax liabilities or assets at the end of each period to be determined using the tax rate expected to be in effect when taxes are actually paid or recovered. The sources of those timing differences and the current tax effect of each were as follows:

                                                Year
                                               Ended
                                           December 31, 2004
           Depreciation and amortization       $  7,768
           Net operating loss carry forward       6,365
           Valuation allowance                  (14,133)
                                               --------
                                               $      -


The components of the net deferred tax asset at December  31,  2004 under SFAS
109 are as follows:

           Depreciation and amortization      $ 1,000,531
           Net operating loss carryforward     (1,288,138)
           Valuation allowance                    287,607
                                              -----------
                                              $         -


Reconciliations between the actual tax expense and the amount computed by applying the U.S. Federal Income Tax rate to income before taxes are as follows:


                                               Year               Percent of
                                                Ended               Pretax
                                         December 31, 2004          Income
           Expected                      $    14,133                  34%
           Valuation allowance               (14,133)                (34%)
                                 	 -----------               ------
           Actual expense                $     -                       0%


NOTE 9 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

The Company has $135,533 in accounts payable and approximately
$1,390,880 in accrued payroll costs for the operations of the California, Nevada, Costa Rica, and Dominican Republic location as of December 31, 2004.

NOTE 10 - RELATED PARTY TRANSACTIONS

As of December 31, 2004, the Company has an outstanding note payable to Murray Conradie, the Company's CEO, in the amount of $30,688. This payable accrues interest at 1% monthly due on the first day of each month.

As of December 31, 2004, the Company has an outstanding note payable to Scott Kincer, the Company's COO, in the amount of $29,000. This payable accrues interest at 1% monthly due on the first day of each month.

As of December 31, 2004, the Company has an outstanding note payable to Jason Griffith, the Company's CFO, in the amount of $350. This payable accrues interest at 1% monthly due on the first day of each month.

NOTE 11 - CONTINGENCIES AND COMMITMENTS

Leases
The Company is committed under several non-cancelable lease agreements for office space with various termination dates through 2011.

At December 31, 2004, aggregate future minimum payments under these leases, are as follows:

                 Twelve months ended December 31,
           2005                            $   152,141
           2006                                133,259
           2007                                105,773
           2008                                105,773
           2009                                      -
           Thereafter                                -
                                    -----------
           Total minimum lease payments    $   496,946

NOTE 12 - WARRANTS AND OPTIONS

The Company has adopted FASB No. 123 and will account for stock issued for services and stock options under the fair value method.

The following table sets forth the options granted in 2004 to each of the directors and executive officers:

     Option/SAR Grants in Last Fiscal Year (Individual Grants):

                   Number of    Percent of total
                   Securities       Options/SARs
                  Underlying       granted to    Exercise or
                  Options/SARS  employees in      base price    Expiration
        Name     Granted       fiscal year        ($/Share)    date
     ----------   ----------    --------------    ---------   -----------
Murray N. Conradie    540,000        36.4          $0.30       1/1/10

Scott Kincer          540,000        36.4          $0.30       1/1/10

Jason F. Griffith     270,000       18.8           $0.30       1/1/10

Joey Harmon           135,000       9.1            $0.30       1/1/10

There were no other options granted or exercised by the directors and executive officers during the year ended December 31, 2004.

Compensation cost for options granted to employees has not been recognized in the accompanying financial statements. These options do not vest until January 2005. See Note 2 Stock Based Compensation for proforma disclosures.

As  discussed  in  Note  7  Convertible  Notes, the  company  issued
3,125,000 warrants
for the purchase of common stock at $0.30 to four (4) different entities related to a convertible note.

The following is a schedule of the activity relating to the Company's stock options and warrants.


                                      Year Ended        Year Ended
                                  December 31, 2003  December 31, 2004
                                   --------------     --------------
                                   Weighted Avg.      Weighted Avg.
                                  Shares Exercise     Shares   Exercise
                                 (x 1,000)  Price    (x1,000)  Price
                                 --------- --------- -------- -----------
Options and warrants
 outstanding at
 beginning of year                  -      $ -       -         $ -


Granted:
 Options                            -      $ -      1,485      $ 0.30
 Warrants                           -      $ -      3,125      $ 0.30
Exercised                           -      $ -         -       $ -
Expired:
Warrants                            ( - )  $ -         -       $ -
                                    ----  -----      ----      ----

Options and warrants
 outstanding and
 exercisable at end
 of period                          -      $ -      4,610      $ -
                                    ====   ======   ====       ===

Weighted average fair
 value of options and
 warrants granted during
 the year  				   $ - 			$ -

The following table summarizes information about the Company's stock options and warrants outstanding at December 31, 2004, all of which are exercisable.

                Weighted Average
   Range of          Number          Remaining     Weighted Average
 Exercise Prices  Outstanding     Contractual Life  Exercise Price
--------------- ---------------- ----------------- -----------------
 $ 0.30  	4,610,000 		5 years  	$ 0.30

NOTE 13 - DISCONTINUED OPERATIONS

Management has determined it is in the best interest of shareholders to write off all impaired assets and business which conflict with the core operation of the company, the market research industry. This write of discontinued operations includes the assets and activities of SRC International and Kristi & Company. The assets of Century Innovations have been distributed as well. See Note 14 Investment in Century Innovations.

As a result of receiving the current funding, the plans to spin off of Datascension International have been put on hold indefinitely.

With the receipt of funding in November, the decision to remove Century Innovations and write down the impaired assets in the non operating subsidiaries, the company effectively made the single focus of the company the call center operation and with the recently announced changed in management (See Subsequent Event Note) the company is furthering it's goal as having Datascension International be the main focus of the company as a whole.

The company has expensed all asset values and costs associated with these entities as a line item called Discontinued Operations on the income statement.

The company has stated it plans on focusing on Datascension International, the call center subsidiary. The expansions currently are planned for the Costa Rica facilities.

NOTE 14 - INVESTMENT IN CENTURY INNOVATIONS

The Company previously distributed a portion of its ownership to Datascension shareholders. The Company has additionally distributed all but 10% of its ownership in Century to Century as Treasury Stock on the books of Century. It will remain as Treasury Stock on the books of Century until the effectiveness of a Form 10 registration to be filed by Century for the shares. Within sixty (60) days of the Form 10's effectiveness, Century will work with the Company to distribute the shares to the then current Datascension shareholders.

NOTE 15 - SUBSEQUENT EVENTS

On March 3, 2005, the Company's Chief Executive Officer and Chairman of the Board, Murray Conradie, announced his resignation from the Company to focus on the development of Nutek Oil Inc. This change will take effect on April 1, 2005.

Effective April 1, 2005, Scott Kincer, the Company's current Chief Operating Officer will be appointed the Chief Executive Officer and Chairman of the Board. It is not anticipated that Mr. Kincer's employment contract will be altered or materially affected with this change.

The Company's Chief Financial Officer and member of the Board of Directors, Jason Griffith, announced his resignation from the Company to focus on the development of his CPA firm and Nutek Oil Inc. He will be transferring control of the recordkeeping for the Company to the California office as of April 1, 2005.

Both Mr. Conradie and Mr. Griffith will remain as consultants to the Company.

As of April 1, 2005, the Company's corporate head office are located at 145 S. State College Blvd, Suite 350, Brea CA 92821. The new company phone number will be 714-482-9750 and 714-482-9751 (fax). This address and contact information is the current location for the Datascension International California office.

NOTE 16 - FOREIGN OPERATIONS

The company currently operates out of the United States, Costa Rica and the Dominican Republic. The future plans of the company involve the slowing growth at the Dominican Republic facility while focusing on the potential and available growth in Costa Rica. Management does not feel there is a currency risk or need to assess a foreign currency translation adjustment or other comprehensive income item as income and expense items are negotiated in the US dollar. The Company maintains their accountings records in U.S. dollars and all payments are made in US dollars. All debts and assets on the books of the company are valued based on US dollars and are not translated from a foreign currency amount. The Company currently coordinates all foreign operations, and supervision activities using part time employees, consultants and contract labor. Approximately 85% of the company's workforce is outside of the United States. Currently 100% of the company's clients are US based companies. Any resulting foreign exchange fluctuations do not affect the payment of employees, contract labor or off shore operations.


NOTE 17 - RESTATEMENT OF FINANCIALS

2003

The net loss for 2003 was previously reported as $(182,895), while the 2003 restated loss is $246,533, an increase of $63,638, which is attributable to the increase in amortization expense of $63,638. The effect of the restatement to the 2003 balance sheet was a decrease in the asset value of the intangible assets which had previously not been amortized correctly. The value of the other assets decreased $63,638.

2004

The loss after discontinued operations for 2004 was originally $4,791,105, while the 2004 restated loss after discontinued operations is reported as $6,052,366, an increase of $1,261,261. This is due to an increase in other expenses related to the convertible debt of $2,489,116, as well as an increase in the interest expense related to the convertible debt of $52,300, coupled with a decrease in the beneficial conversion feature debt discount expense of $1,203,646, a decrease in the loss from discontinued operations of $63,638, and a decrease in interest expense of $12,871.

On the 2004 balance sheet, the restatement resulted in the removal of $2,077,604 of debt discount from the other asset section, an increase in prepaid expenses of $5,879. The convertible debt in the liability section of the company's financial statements decreased from $1,893,750 to $241,111, while there was an increase in the derivative liability from $0 to $2,408,178, as well as an increase in the warrant liability from $0 to $1,785,877 and a decrease in additional paid in capital of $3,300,000.

The basic loss per share increased from the previously reported $0.19 per share to $0.28 per share for the year ended December 31, 2004, while the diluted loss per share increased from the previously reported $0.18 per share to $0.26 per share.


It is anticipated that the company will restate the December 31, 2004 10KSB to reflect the above adjustments.